Filed Pursuant to 424(b)(3)

Registration No. 333-279048

SUPPLEMENT TO THE NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 5, 2024 AND DEFINITIVE PROXY STATEMENT/PROSPECTUS, DATED AUGUST 6, 2024

Dril-Quip, Inc.

2050 West Sam Houston Pkwy S., Suite 1100

Houston, Texas 77042

(713) 939-7711

On August 6, 2024, we mailed you a definitive proxy statement/prospectus dated August 6, 2024 (the “Definitive Proxy Statement/Prospectus”) related to the business combination of Dril-Quip, Inc. (“Dril-Quip”) and Innovex Downhole Solutions, Inc. (“Innovex”). This supplement to the Definitive Proxy Statement/Prospectus (this “Supplement”) is dated August 26, 2024. This Supplement contains updated information with respect to the special meeting of stockholders of Dril-Quip (“Dril-Quip stockholders”) to be held at Dril-Quip’s executive offices at 2050 West Sam Houston Parkway S., Suite 1100, Houston, Texas 77042, on September 5, 2024 at 9:30 a.m., local time. Capitalized terms that are used in this Supplement but are not otherwise defined herein shall have the meanings set forth in the Definitive Proxy Statement/Prospectus.

On March 18, 2024, Dril-Quip entered into an Agreement and Plan of Merger, as amended by the First Amendment to the Agreement and Plan of Merger, dated as of June 12, 2024 (as may be further amended from time to time, the “merger agreement”) by and among Dril-Quip, Innovex, Ironman Merger Sub, Inc., a direct wholly owned subsidiary of Dril-Quip (“Merger Sub Inc.”), and DQ Merger Sub, LLC, a direct wholly owned subsidiary of Dril-Quip (“Merger Sub LLC”), pursuant to which (i) Merger Sub Inc. will merge with and into Innovex, with Innovex continuing as the surviving company (the “first merger” and the surviving company, the “surviving corporation”), and (ii) immediately following the first merger, the surviving corporation will merge with and into Merger Sub LLC, with Merger Sub LLC surviving the merger as a direct wholly owned subsidiary of Dril-Quip (the “second merger” and, together with the first merger, the “mergers”).

On August 26, 2024, Dril-Quip and Innovex executed a waiver agreement (the “waiver agreement”), pursuant to which the parties agreed, in order to increase the likelihood that the mergers proceed, to (i) withdraw the submission of the charter amendment proposal (Proposal No. 2) and the related non-binding governance proposals (Proposal Nos. 3A – F) to Dril-Quip stockholders at the special meeting and (ii) waive the approval of the charter amendment proposal (Proposal No. 2) as a condition precedent to the completion of the mergers. Accordingly, the stock issuance proposal (Proposal No. 1) is now the only proposal that is a condition to completion of the mergers and the term “merger proposals” in the Definitive Proxy Statement/Prospectus is revised to include only the stock issuance proposal (Proposal No. 1). In addition, if the stock issuance proposal (Proposal No. 1) is approved and the mergers are completed, the changes referenced in the charter amendment proposal (Proposal No. 2) and the non-binding governance proposals (Proposal Nos. 3A – F) will not be implemented at the completion of the mergers.

The date of the special meeting has not changed and will occur on September 5, 2024 at 9:30 a.m., local time, at Dril-Quip’s executive offices at 2050 West Sam Houston Parkway S., Suite 1100, Houston, Texas 77042. The record date for the special meeting has not changed and remains fixed at August 5, 2024.

If you have already returned your proxy card or provided voting instructions, unless you wish to change your vote, you do not need to take any action with respect to your vote on the proposals set forth in the Definitive Proxy Statement/Prospectus. Properly executed proxy cards and voting instructions provided by stockholders remain valid and will be voted at the special meeting as instructed on the proxy card or voting instruction form with respect to all matters properly brought before the special meeting, unless revoked. Because the charter amendment proposal (Proposal No. 2) and the related non-binding governance proposals (Proposal Nos. 3A – F) have been withdrawn and will not be presented at the meeting, any votes with respect to such proposals will be disregarded and will have no impact on the approval of the mergers. Approval of the stock issuance proposal (Proposal No. 1) remains a condition to the completion of the mergers.

If you are a registered holder and you wish to revoke or change your prior voting instructions, you may revoke or change them at any time before 10:59 p.m. local time on September 4, 2024 or at such meeting by doing any one of the following:

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delivering written notice of revocation of the proxy to Dril-Quip’s corporate secretary at Dril-Quip’s principal executive offices at 2050 West Sam Houston Pkwy S., Suite 1100, Houston, Texas 77042, by no later than 10:59 p.m. local time on September 4, 2024;

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delivering another proxy with a later date to Dril-Quip’s corporate secretary at Dril-Quip’s principal executive offices at 2050 West Sam Houston Pkwy S., Suite 1100, Houston, Texas 77042, by no later than 10:59 p.m. local time on September 4, 2024 (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

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submitting another proxy again via the internet or by telephone at a later date, by no later than 10:59 p.m. local time on September 4, 2024 (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

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attending the special meeting in person and voting his, her or its shares during the meeting; attendance at the special meeting will not, in and of itself, revoke a valid proxy that was previously delivered unless you give written notice of revocation to Dril-Quip’s corporate secretary before the proxy is exercised or unless you vote your shares in person during the special meeting.

If your shares are held in “street name” through a broker, bank or other nominee and you deliver voting instructions to the record holder of those shares, you may only revoke the voting of those shares in accordance with your instructions if the record holder revokes the original proxy as directed above and either resubmits a proxy reflecting your voting instructions or delivers to you a legal proxy giving you the right to vote the shares.

Dril-Quip is providing this Supplement in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Whether or not you plan to attend the special meeting, Dril-Quip urges you to carefully read the Definitive Proxy Statement/Prospectus and this Supplement.

The Dril-Quip Board unanimously recommends that Dril-Quip stockholders vote “FOR” the stock issuance proposal and “FOR” all other remaining proposals presented to Dril-Quip stockholders in the Definitive Proxy Statement/Prospectus.

Your vote is very important regardless of the number of shares that you own. Whether or not you expect to attend the special meeting in person, to ensure your representation at the special meeting, we urge you to submit a proxy to vote your shares as promptly as possible by (i) accessing the internet site listed on the Dril-Quip proxy card, (ii) calling the toll-free number listed on the Dril-Quip proxy card or (iii) submitting your Dril-Quip proxy card by mail by using the provided self-addressed, stamped envelope.

If you have any questions about the special meeting, the mergers, the stock issuance proposal or the other proposals set forth in the Definitive Proxy Statement/Prospectus or how to submit your proxy, you should contact:

Dril-Quip, Inc.

Attn: Investor Relations

2050 West Sam Houston Pkwy S., Suite 1100

Houston, Texas 77042

(713) 939-7711

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, Connecticut 06902

Stockholders may call toll-free: (800) 662-5200

Banks and brokers may call collect: (203) 658-9400

You should rely only on the information contained or incorporated by reference in the Definitive Proxy Statement/Prospectus and this Supplement. In the event of conflicting information in this Supplement in comparison to information contained or incorporated by reference in the Definitive Proxy Statement/Prospectus, the information in the latest filed document controls. Neither Dril-Quip nor Innovex has authorized anyone to provide you with information that is different from that contained in, or incorporated by reference into, the Definitive Proxy Statement/Prospectus or this Supplement. You should assume that the information contained in this Supplement is accurate only as of the date set forth below.

Neither the Securities and Exchange Commission nor any state securities regulatory authority has approved or disapproved of the mergers or the securities to be issued under the Definitive Proxy Statement/Prospectus (as modified by this Supplement) or has passed upon the adequacy or accuracy of the disclosure in the Definitive Proxy Statement/Prospectus and this Supplement. Any representation to the contrary is a criminal offense.

The date of this Supplement is August 26, 2024.